Exhibit 2.4

             State of Delaware

             Secretary of State

       Division of Corporations

Delivered 04:00 PM 10/22/2009

   FILED 03:47 PM 10/22/2009

SRV 090956460 - 4490424 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Critical Solutions, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered “Fourth” so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which the Corporation shall have the authority to issue is One Billion (1,000,000,000) shares of Common Stock, $.01 per value per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of October, 2009.

By:	/s/ Robert Paul Gray
Authorized Officer

Title:	CEO

Name:	Robert Paul Gray
Print or Type